EXHIBIT 99.1

FOR IMMEDIATE RELEASE June 30, 2005	CONTACT GREG STEFFENS, PRESIDENT (573) 778-1800

SOUTHERN MISSOURI BANCORP

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced that the Bank discovered there had been an additional adverse development with respect to a previously reported substandard loan, which resulted from allegedly fraudulent activities on the part of a significant borrower. Control over and access to a significant portion of the collateral underlying the loan is now the subject of litigation between the Bank and another financial institution with a non-performing loan to the same borrower. As a result, the Bank increased its provision for loan losses by $1.9 million as of June 28, 2005, or approximately $1.2 million on an after-tax basis. At the same time, the Bank reduced the value of the borrowers loans by $2.4 million. The remaining net loan balance after this write down and the application of the proceeds from the sale of a portion of the collateral securing the loans is approximately $300,000. The remaining collateral, over which the Bank has control or is able to gain control, will be sold at auction as soon as necessary arrangements can be made. To the extent this litigation is settled or resolved in favor of the Bank, a portion of this write down could be recovered. The Company cannot predict whether or to what extent such a recovery may occur.

Forward-Looking Statements

When used in this Current Report on Form 8-K and in other reports of the Company filed with or furnished to the Securities and Exchange Commission, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are based on beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions of management and are not guarantees of future performance. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (i) further developments in the Company's ongoing review of and efforts to resolve the problem credit relationship described in this report, which could result in, among other things, further downgrades of the aforementioned loans, additional provisions to the loan loss reserve and the incurrence of other material non-cash and cash charges; (ii) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (iii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; (iv) inflation, interest rate, market and monetary fluctuations; (v) the timely development of and acceptance of the Company's new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; (vi) the willingness of users to substitute the Company's products and services for products and services of the Company's competitors; (vii) the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); (viii) the impact of technological changes; (ix) acquisitions; (x) changes in consumer spending and saving habits; and (xi) the Company's success at managing the risks involved in the foregoing.

The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.